EXHIBIT 10.32
STOCK OPTION REPRICING AGREEMENT
          This Stock Option Repricing Agreement (the “Agreement”) is entered into as of August 25, 2008 by and between John G. Sperling (“Sperling”), on the one hand, and Apollo Group, Inc. (“Apollo”), on the other hand (collectively, the “Parties”).
          WHEREAS, on or about September 21, 2001, Apollo granted to Sperling Apollo Stock Option No. 1726, an option to purchase 225,000 shares of Apollo Class A common stock with an exercise price of $23.33 per share (the “September 2001 Apollo Option”);
          WHEREAS, on or about September 21, 2001, Apollo granted to Sperling University of Phoenix Online (“UOPX”) Stock Option No. 165, an option to purchase 150,000 shares of UOPX common stock at an exercise price of $19.00 per share, which on or about August 27, 2004 was converted into Apollo Stock Option No. 9584, an option to purchase 215,311 shares of Apollo Class A common stock at an exercise price of $17.65 (the “September 2001 UOPX Option”, and together with the September 2001 Apollo Options, the “Options”);
          WHEREAS, as of the date of this Agreement, the Options are fully vested and have not been cancelled or exercised;
          WHEREAS, Sperling is one of the defendants in the following derivative lawsuits filed on behalf of Apollo: Alaska Electrical Pension Fund v. Sperling, et al, No. CV06-02124-PHX-ROS, pending in the United States District Court for the District of Arizona; and Larry Barnett v. John Blair, et al., Case No. CV2006-0521558, pending in the Superior Court for the State of Arizona in and for the County of Maricopa (together, the “Actions”);
          WHEREAS, the parties to the Actions have agreed to settle the Federal Action and the State Action Stock Option Claims through the Stipulation of Settlement dated April 7, 2008, the terms and definitions of which are explicitly incorporated herein; and
          WHEREAS, in accordance with paragraph 2.1 of the Stipulation of Settlement, and solely in order to facilitate the settlement of the Federal Action and the State Action Stock Option Claims, the Parties have agree to reprice the Options as follows:
          NOW, THEREFORE, in consideration of the foregoing recitals, the terms and conditions set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. On the date the Federal Action and State Action Stock Option Claims are settled pursuant to the Stipulation of Settlement (the “Effective Date”), the Options shall be repriced as follows:
          (a) The exercise price of the September 2001 Apollo Option for each of the 225,000 shares of Apollo Class A common stock subject thereto shall be increased from $23.33 to $30.77 per share.

          (b) The exercise price per share for 50,000 shares of Apollo Class A common stock subject to the September 2001 UOPX Option shall be increased from $17.65 to $23.29 per share. The exercise price per share for the remainder of the shares of Apollo Class A common stock subject to the September 2001 UOPX Option shall not be repriced and shall not be affected by this Agreement.
     2. In the event the Effective Date does not occur, the Options will not be repriced, and this Agreement shall be null and void and of no force or effect whatsoever.
     3. The Parties are entering into this Agreement and performing the foregoing repricing of stock options solely in order to induce the settlement of the Actions and to avoid continued litigation in the Actions, and for no other reason. The Parties deny all allegations of wrongdoing of any kind whatsoever in connection with the Options. Each of the Parties maintains that the Options were properly granted and that there was no misconduct whatsoever by any of them in connection therewith. Nothing in this Agreement shall construed as an admission by any Party of liability, wrongdoing or any other misconduct whatsoever, all of which is generally and specifically denied.
     4. Each Party hereto acknowledges that such Party executed this Agreement freely and voluntarily and is not acting under coercion, duress, menace, economic compulsion, nor is entering into this Agreement because of any supposed disparity in bargaining power; rather, each is freely and voluntarily signing this Agreement for such Party’s own benefit. Each of the Parties have consulted with or had the opportunity to consult with legal counsel of their choosing regarding this agreement
     5. Each Party has entered into this Agreement solely upon the representations, covenants and warranties contained and referred to in this Agreement and the Stipulation of Settlement. Neither Party has placed any reliance on any representation not expressed in this Agreement or the Stipulation of Settlement.
     6. This Agreement contains the entire agreement between the Parties with respect to its subject matter. This Agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever, except by a writing duly executed by each party which expressly refers to this Paragraph.

BY AFFIXING HIS SIGNATURE BELOW, EACH OF THE PARTIES SIGNING THIS AGREEMENT REPRESENTS THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT HE IS AUTHORIZED TO SIGN THIS AGREEMENT, AND THAT THE PARTY ON BEHALF OF WHOM HE SIGNS THIS AGREEMENT AGREES TO BE BOUND BY ITS TERMS.
Apollo Group, Inc.

By:	John G. Sperling	/s/ John G. Sperling
	[Name]	John G. Sperling

Title :	Executive Chairman